Exhibit 99.1

Champions Biotechnology, Inc.	NEWS
1400 North 14th Street, Arlington, Virginia 22209 USA. Tel. 410-630-1313

For Immediate Release

Champions Biotechnology Reports Fiscal 2008 Full-Year Financial Results

       Arlington, VA, July 30, 2008 -- Champions Biotechnology, Inc. (OTC Bulletin Board: CSBR), a company engaged in the development of advanced preclinical platforms and tumor specific data to enhance the value of oncology drugs, today announced its financial results for the fiscal year ended April 30, 2008. Full details of the Company’s financial results are available in the Company’s Form 10-KSB available at www.championsbiotechnology.com.

       For the fiscal year ended April 30, 2008 the Company’s operating revenue was $1,399,940 as compared to $0.00 for the fiscal year ended April 30, 2007. The Company commenced its operations in the biotechnology business in January 2007 and as a result only had four months of meaningful operations in the fiscal year ended April 30, 2007. The Company generated its revenue in FY 2008 from its Personalized Oncology services which assists physicians by providing information that may enhance personalized treatment options for their cancer patients.

       For the fiscal year ended April 30, 2008 general and administrative expenses of $703,176 were incurred compared to $170,058 in FY 2007. The increase was due to the additional expenses associated with beginning operations as a biotechnology company. The Company spent $199,743 on research and development in FY 2008 to grow its Biomerk Tumorgraft™ preclinical platform as compared to $0.00 in the prior year period.

       For the year ended April 30, 2008 the Company reported net income of $35,698 and earnings per share of $0.00 compared to a net loss of $170,058 and loss of $0.01 per share for the comparable period one year ago.

       The Company’s cash position on April 30, 2008 was $3,709,136 compared to $3,758 on April 30, 2007. In FY 2008, the net cash provided by operating activities was $792,404. In FY 2007, the net cash used in operating activities was $78,475. The Company’s working capital as of April 30, 2008 was $2,748,141 contrasted to a negative $441,065 on April 30, 2007. In FY 2008 the Company received proceeds of $2,500,000 from a private investment financing.

       Stockholders’ equity on April 30, 2008 was $3,637,515 compared to a negative $261,065 on April 30, 2007.

       As a result of the diligence the Company’s new management performed in preparing the Form 10-KSB for the fiscal year ended April 30, 2008, the Company reclassified certain revenue in the amount of $300,000 which it had previously recorded in the third fiscal quarter and moved it to the fourth fiscal quarter. This change had no impact on the annual results for the year ended April 30, 2008, as reflected in the Company’s Annual Report.

1

FY 2008 Highlights:

  Dr. David Sidransky, Director of the Head and Neck Cancer Research Division at Johns Hopkins University School of Medicine, was named Chairman of the Board in October 2007.
  Champions Biotechnology formed its first Management Team and appointed new Board of Directors members in late March 2008.
  The Company completed a $2.5 million private financing in April 2008.
  The Company launched its Preclinical EValuation business in the fourth quarter and signed an agreement with ImClone Systems, Inc. to evaluate antibodies in their preclinical development pipeline.
  The Company developed its Biomerk Tumorgraft preclinical platform and its Preclinical EValuation business while growing its Personalized Oncology revenues and achieving profitability for the year.

       “We are greatly encouraged by the Company’s progress in our first full year of operations,” stated Douglas Burkett, Ph.D., President of Champions Biotechnology, Inc. “In the coming year our new Management team will focus on growing our Biomerk Tumorgraft preclinical platform which we believe can predict the outcome of Phase II clinical trials at the early preclinical stage. We plan to expand our team and work toward growth of our Personalized Oncology and Preclinical EValuation businesses while we advance the preclinical development of SG410, our own oncology drug candidate. We also plan to use our preclinical platform to evaluate early stage oncology drug candidates and to identify those drugs with high potential that the Company may wish to acquire or partner to develop.”

       For more information regarding Champions Biotechnology’s growing business and recent news, please visit www.championsbiotechnology.com.

About Champions Biotechnology, Inc.

Champions Biotechnology, Inc. is engaged in the development of advanced preclinical platforms and predictive tumor specific data to enhance and accelerate the value of oncology drugs. The Company’s Preclinical Platform is a novel approach based upon the implantation of primary human tumors in immune deficient mice followed by propagation of the resulting xenografts (Biomerk Tumorgrafts™) in a manner that preserves the biological characteristics of the original human tumor. The Company believes that these Tumorgrafts closely reflect human cancer biology and their response to drugs is more predictive of clinical outcomes in cancer patients.

Champions Biotechnology leverages its preclinical platform to evaluate drug candidates and to develop a portfolio of novel therapeutic candidates through pre-clinical trials. As drugs progress through this early stage of development, the Company plans to sell, partner or license them to pharmaceutical and/or biotechnology companies, as appropriate. The Company also offers its predictive preclinical platform and tumor specific data to physicians for personalized patient care and to Companies for evaluation of oncology drugs and drug candidates in models that integrate prognostic testing with biomarker discovery.

2

Champions Biotechnology is dedicated to enhancing preclinical development tools, accelerating development and valuation of oncology drugs, and advancing personalized treatment with a goal to improve the lives of cancer patients globally.

This press release contains "forward-looking statements" (within the meaning of the Private Securities Litigation Act of 1995) that inherently involve risk and uncertainties. Champions Biotechnology generally uses words such as "believe," "may," "could," "will," "intend," "expect," "anticipate," "plan," and similar expressions to identify forward-looking statements. One should not place undue reliance on these forward-looking statements. The Company’s actual results could differ materially from those anticipated in the forward-looking statements for many unforeseen factors. See Champions Biotechnology’s Form 10-KSB for the fiscal year ended April 30, 2008 for a discussion of such risks, uncertainties and other factors. Although the Company believes the expectations reflected in the forward-looking statements are reasonable, they relate only to events as of the date on which the statements are made, and Champions Biotechnology’s future results, levels of activity, performance or achievements may not meet these expectations. The Company does not intend to update any of the forward-looking statements after the date of this press release to conform these statements to actual results or to changes in Champions Biotechnology’s expectations, except as required by law.

CHAMPIONS BIOTECHNOLOGY, INC. WEB SITE: www.championsbiotechnology.com

3